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                  NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 1999

To the Shareholders of Pioneer Hi-Bred International, Inc.:

    Notice is hereby given that a special meeting of shareholders of Pioneer
Hi-Bred International, Inc. will be held on             , 1999, at [      ],
local time, at             for the following purpose:

    To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 15, 1999, among E. I. du Pont de Nemours and Company, a Delaware corporation, Delta Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DuPont, and Pioneer, and approve the related merger pursuant to which Pioneer will merge with and into Delta Acquisition Sub. If the merger is completed, the Pioneer shareholders, other than DuPont, will receive $40 in consideration for each share of common stock of Pioneer, par value $1.00 per share, issued and outstanding immediately prior to the merger. The consideration will either be in the form of cash or DuPont common stock. A copy of the merger agreement is set forth as APPENDIX A to the attached Proxy Statement/ Prospectus.

    Pioneer reserves the right to abandon the merger at any time prior to the consummation of the merger upon the terms and subject to the conditions of the merger agreement.

    The board of directors of Pioneer has fixed the close of business on       ,
1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Pioneer special meeting. Only shareholders of record at such time will be entitled to notice of and to vote at the Pioneer special meeting. A list of Pioneer shareholders entitled to vote at the Pioneer special meeting will be available for examination, during ordinary business hours, beginning on the date of [TWO DAYS AFTER NOTICE OF THE MEETING] until and during the meeting.

    A form of Proxy and a Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Pioneer special meeting accompany this notice.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

    You are cordially invited and urged to attend the Pioneer special meeting in person. If you attend the Pioneer special meeting and desire to revoke your Proxy and vote in person you may do so. In any event, a Proxy may be revoked at any time before it is voted.

    IN ORDER TO ASSURE YOUR REPRESENTATION AT THE PIONEER SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE PIONEER SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

                                          By Order of the Board of Directors,
                                          Charles S. Johnson
                                          Chairman, President and Chief
                                          Executive Officer
                                          Pioneer Hi-Bred International, Inc.

Des Moines, Iowa
            , 1999